Exhibit 99.1

Press Contact:

Liz DeCastro

Iridium Communications Inc.

liz.decastro@iridium.com

+1 (301) 571-6257

BRIGADIER GENERAL PETER M. DAWKINS, U.S. ARMY (RET.),

JOINS IRIDIUM BOARD OF DIRECTORS

BETHESDA, Md. – November 2, 2009 – Iridium Communications Inc. (NASDAQ: IRDM) is pleased to announce that Peter M. Dawkins, founder and principal of ShiningStar Capital LLC, and Brigadier General, U.S. Army (Retired), joined its Board of Directors. The appointment brings Iridium’s Board to ten members.

Prior to founding his current firm, Gen. Dawkins was vice chairman of Global Wealth Management for Citigroup, vice chairman of the Citigroup Private Bank, and executive vice president and vice chairman of Travelers Insurance during an eleven-year tenure with the firm. Previously, from 1991 – 1996, he served as chairman and CEO of Primerica Financial Services, and earlier served as head of the U.S. consulting practice of Bain & Company. During his military career, Gen. Dawkins served as military assistant to the Deputy Secretary of Defense and was selected as a White House Fellow.

“A proven leader in business and the military, Gen. Dawkins brings outstanding credentials to Iridium,” said Iridium CEO, Matt Desch. “We look forward to benefitting from his insights and experience as we build our capital base and embark on the development of our next-generation satellite constellation, Iridium NEXT.”

“Iridium plays an indispensable role as a key provider of reliable, critical communications lifelines for government and commercial entities, as well as for private citizens, and I am delighted to be joining the company’s Board at this particularly exciting time,” Brig. Gen. Dawkins said.

Gen. Dawkins began his career in the private sector as head of the Public Financing Banking division of Lehman Brothers. He led a three-year initiative focused on providing creative financing to overhaul a significant portion of the physical infrastructure throughout the country.

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A 1959 graduate of West Point, Dawkins served in the U.S. Army for 24 years. He commanded a company in the 82nd Airborne Division, led a battalion in Korea, and commanded a brigade of the 101st Airborne Division. He was promoted to Brigadier General in 1981.

Gen. Dawkins holds a Ph.D. and master’s degree from the Woodrow Wilson School at Princeton University. He was selected as a Rhodes Scholar and studied at Oxford University from 1959 through 1962. In 1963, Time magazine identified him as one of the “Top 50 Leaders in the U.S.” and, in 2006, he received the Horatio Alger Award.

About Iridium Communications Inc.

Iridium is the only provider of mobile satellite communications services offering 100% global coverage. Iridium’s constellation operates in a low-earth orbit and its satellite network provides communication services to regions of the world not served by wireless or wireline networks. Iridium offers voice and data communications services to the U.S. and foreign governments, businesses, non-governmental organizations and consumers via its constellation of 66 in-orbit satellites, in-orbit spares and related ground infrastructure. Iridium’s commercial end-user base includes the emergency services, maritime, government, utilities, oil and gas, mining, leisure, forestry, construction and transportation markets. Iridium’s products and related applications are installed in unmanned aerial vehicles, helicopters, commercial aircraft, marine vessels, and ground vehicles. Iridium has launched a major development program for its next-generation constellation, Iridium NEXT, which will support new and existing Iridium product and service offerings. Iridium is headquartered in Bethesda, MD.

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